SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  August 5, 2008

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware .	1-11596 .	58-1954497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 587-9898

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement.

At the 2008 Annual Meeting of Stockholders of Perma-Fix Environmental Services, Inc. (the “Company”) held on August 5, 2008 (the “Annual Meeting”), the stockholders approved the First Amendment to the Company’s 2003 Outside Directors Plan (the “Plan”), which increased from 1,000,000 to 2,000,000 the number of shares of the Company’s common stock reserved for issuance under the Plan. The First Amendment was approved by the Company’s board of directors on June 13, 2008, subject to the approval of the Company’s stockholders. A copy of the First Amendment is filed as Exhibit 99.1 to this report and is incorporated in this Item 1.01 by reference.

Immediately following the adoption of the First Amendment and pursuant to the terms of the Plan, the Company issued a total of 84,000 options to seven outside directors of the Company with respect to their reelection to the board of directors, and granted a total of 93,005 stock awards to the Company’s outside directors in lieu of cash fees earned as directors during the period from July 1, 2007 to June 30, 2008. As of the filing date of this report, a total of 984,530 shares of common stock are available for issuance under the Plan, which are not subject to outstanding options granted under the Plan.

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2008, the Company’s Compensation and Stock Option Committee approved individual management incentive plans for fiscal year 2008 (each an “MIP”) for Dr. Louis F. Centofanti, our Chief Executive Officer (“CEO”), Larry McNamara, our Chief Operating Officer (“COO”), and Steven T. Baughman, our Chief Financial Officer (“CFO”). Each MIP provides cash compensation based on achievement of performance thresholds, with the amount of such compensation established as a percentage of base salary. The potential target performance compensation ranges from 25% to 44% of the 2008 base salary for the CFO and 50% to 87% of the base salary for both the COO and CEO.

The performance compensation is based upon achievement of corporate financial, safety, and environmental compliance objectives during fiscal year 2008. Of the total potential performance compensation, 55% is based on net income goals, 15% is based on revenue goals, 15% is based on the number of health and safety claim incidents that occur during fiscal year 2008, and the remaining 15% is based on the number of permit or license violations that occur during the fiscal year. The revenue and net income components are based on our board approved budget.

Performance compensation earned under each MIP by the CEO, COO, and CFO will be reduced by 15% if unbilled trade receivable balances older than December 31, 2006 is not reduced by $3.0 million or more from the unbilled balance as of December 31, 2007 to December 31, 2008. The minimum performance compensation becomes payable upon achieving between 85% to 100% of corporate financial objectives, with the maximum performance compensation becoming payable upon achieving 161% of such objectives.

The annual MIP compensation is calculated and prepaid on a quarterly basis. The following table sets forth the MIP compensation prepaid with respect to the first and second quarters of 2008:

Name	MIP Compensation 1st Quarter 2008	MIP Compensation 2nd Quarter 2008
Dr. Louis F. Centofanti	$22,358.70	$0
Larry McNamara	$19,874.40	$0
Steven T. Baughman	$9,937.20	$0

If at the conclusion of any calendar quarter, the MIP compensation prepayment due to the CEO, COO, or CFO is less than the amount prepaid in the previous quarters during 2008 to such individual and the overpayment exceeds $25,000, the MIP participant will reimburse the Company for the amount of the overpayment through payroll deductions in accordance with the Company’s normal payroll practices.

If the MIP participant’s employment with the Company is voluntarily or involuntarily terminated prior to a regularly scheduled MIP compensation payment period, no MIP payment will be payable for and after such period. The Compensation Committee retains the right to modify, change or terminate each MIP at any time and for any reason.

Each MIP is attached as an exhibit to this report and is incorporated by reference. The MIP summary contained in this report is qualified in its entirety by reference to the full text of the attached MIPs.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	2008 Incentive Compensation Plan for Vice President, Chief Financial Officer, effective January 1, 2008.

10.2	2008 Incentive Compensation Plan for Chief Operating Officer, effective January 1, 2008.

10.3	2008 Incentive Compensation Plan for Chief Executive Officer, effective January 1, 2008.

99.1	First Amendment to 2003 Outside Directors Plan, dated August 5, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 11, 2008

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/ Steven T. Baughman
Steven T. Baughman
Vice President and
Chief Financial Officer